[ASTRALIS LTD. LOGO]

                                                                   July 28, 2004

       Astralis Announces Resignation of Chief Executive Officer and Chief
                               Financial Officer

Fairfield, New Jersey, July 28, 2004 -- Astralis Ltd. (OTCBB: ASTR) today announced that Chief Executive Officer Mike Ajnsztajn and Chief Financial Officer Gina Tedesco have submitted their resignations effective immediately with respect to their positions as members of the Company's Board of Directors and effective as of August 26, 2004 with respect to their positions as Chief Executive Officer and Chief Financial Officer, respectively. Dr. Jose O'Daly, Chairman of the Board of Directors and President of Research and Development, will serve as the Company's interim Chief Executive Officer.

Dr. O'Daly commented, "We are grateful for the contributions made by Mike and Gina to our Company. We intend to continue with our development efforts and the Board is committed to identifying new members for our management team on an expedited basis. With our excellent group, we expect no interruption in our current programs."

Notes to the Editor

Astralis Ltd., a biotechnology company based in New Jersey, focuses on the research and development of novel treatments for immune system disorders and skin diseases. Psoraxine(R), administered by intramuscular injection, is a protein-based therapy that is believed to stimulate cells from the patient's immune system to reverse the inflammatory process responsible for psoriasis symptoms. Psoraxine(R) is currently being tested in U.S. Phase II clinical trials. For more information, visit Astralis' web site at www.astralisltd.com.

Astralis Ltd
75 Passaic Ave
Fairfield, New Jersey, 07004
Fax: 1 (973) 227-7169
Phone: 1 (973) 227-7168
Email:info@astralisltd.com

Mike Ajnsztajn, Chief Executive Officer
Gina Tedesco, Chief Financial Officer

This news release contains forward-looking statements based on information available to Astralis as of the date hereof. Astralis' actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic and business conditions, changes in governmental laws and regulations relating to the development and commercialization of pharmaceutical products, and competition in our industry. There can be no assurance that our product development efforts will succeed, that Psoraxine will receive required regulatory clearance or that, even if such regulatory clearance were received, that Psoraxine will ultimately achieve commercial success. Astralis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.